Exhibit 99.1

Susquehanna Bancshares Inc. Shareholders Approve Merger with BB&T Corporation

LITITZ, Pa.--(BUSINESS WIRE)--March 13, 2015--Shareholders of Susquehanna Bancshares, Inc. (“Susquehanna”) (NASDAQ: SUSQ) voted today to approve the agreement and plan of merger under which Susquehanna will merge with and into BB&T Corporation (“BB&T”) (NYSE: BBT).

“We’re pleased with the overwhelming support our shareholders have shown for our plan to join BB&T, which shares Susquehanna’s heritage as a community-focused bank,” said William J. Reuter, Chairman and Chief Executive Officer of Susquehanna.

Completion of the merger is subject to customary closing conditions, including receipt of necessary regulatory approvals. Upon completion of the merger, Susquehanna shareholders will receive 0.253 shares of BB&T common stock and $4.05 in cash for each share of Susquehanna common stock.

Susquehanna is a financial services holding company with total assets of approximately $18.7 billion. Headquartered in Lititz, Pa., Susquehanna provides banking and financial services at 245 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, Susquehanna offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $7.9 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company, a vehicle leasing company, a mortgage division, and a settlement services company. Investor information may be requested through Susquehanna’s Website at www.susquehanna.net.

CONTACT:
Susquehanna Bancshares, Inc.
INVESTOR RELATIONS CONTACT:
Jason H. Weber, Director of Investor Relations
717-626-9801
or
MEDIA RELATIONS CONTACT:
Stephen Trapnell, Director of Corporate Communications
717-625-6548